FMR Corp.
82 Devonshire Street
Boston MA  02109-3614
617 563 7000


September 28, 1995

Mr. John Costello, Assistant Treasurer

Fidelity Union Street Trust (the trust)
Spartan Ginnie Mae Fund
Spartan Maryland Municipal Income Fund
Spartan Short-Intermediate Municipal Fund
Spartan Municipal Income Portfolio
Spartan Aggressive Municipal Fund
Spartan Arizona Municipal Income Portfolio
Spartan Intermediate Municipal Fund
Fidelity Export Fund (the funds)

82 Devonshire Street
Boston, Massachusetts 02109


Dear Mr. Costello:
Fidelity Union Street Trust (the Trust) is a Massachusetts business trust initially created under the name of Fidelity Daily Income Trust under a written Declaration of Trust dated March 1, 1974 and executed and delivered in Boston, Massachusetts. A supplement to the Declaration of Trust was adopted March 6, 1975 and delivered in Boston Massachusetts. A supplement to the Declaration of Trust was adopted by the Trustees of the Trust on October 12, 1979 and filed with the Secretary of the Commonwealth of Massachusetts on December 26, 1979. A Supplement to the Declaration of Trust was adopted by the Trust's Trustees on July 17, 1980 and executed on January 20, 1981. A supplement to the Declaration of Trust was adopted by the Trust's Trustees on October 22, 1982 and filed with the City of Boston on May 11, 1983. The Declaration of Trust was amended, restated and executed on November 18, 1986 and delivered in Boston, Massachusetts on November 21, 1986. A supplement to the Declaration of Trust was executed and filed with the Secretary of the Commonwealth of Massachusetts on January
12, 1990. An additional supplement to the Declaration of Trust, changing the name of the Trust from Fidelity Daily Income Trust to Fidelity Union Street Trust was dated and filed with the Secretary of the Commonwealth of Massachusetts on April 30, 1990. The
Declaration of Trust was amended, restated and executed on September 14, 1995 and will be filed with the Secretary of the Commonwealth of Massachusetts.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series as the trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and non assessable. The trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights, and privileges as the trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article III, Section 4, the trustees shall accept investments in the trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the trustees' discretion be considered as outstanding and the amount received by the trustees on account of the contribution shall be treated as an asset of the trust. Subsequent investments in the trust shall be credited to each Shareholder's account in the form of full Shares of the trust at the Net Asset Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion, (a) impose a sales charge upon investments in the trust and (b) issue fractional Shares.
By a vote adopted on October 1, 1984, and amended on February
22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 141,507,476 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended August 31, 1995.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the fund's Statement of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.

Sincerely,



/s/Arthur S. Loring
Arthur S. Loring
Vice President-Legal